EXHIBIT 99.1

IMPORTANT NOTICE REGARDING BLACKOUT PERIOD
AND RESTRICTIONS ON YOUR RIGHTS
TO TRADE MB FINANCIAL, INC.
COMMON STOCK DURING THE BLACKOUT PERIOD

To:     All Directors and Executive Officers of MB Financial, Inc.

From:     Doria Koros, Vice President and Corporate Secretary, MB Financial, Inc.

Date:    March 7, 2019

On December 6, 2018, you were notified that MB Financial, Inc. (the “Company” or “MB”) received an initial notice required by Section 101(i)(2)(e) of the Employment Retirement Income Security Act of 1974, as amended, from the administrator of the MB Financial, Inc. 401(k) Profit Sharing Plan (the “Plan”) regarding a blackout period for the MB Financial Stock Fund (the “MB Stock Fund”) in the Plan in connection with the anticipated closing of the Company’s previously announced merger (the “Merger”) with a subsidiary of Fifth Third Bancorp (“Fifth Third”) pursuant to the Agreement and Plan of Merger, dated as of May 20, 2018, by and between the Company and Fifth Third. The blackout period is necessary to facilitate the conversion and exchange of MB common stock into Fifth Third common stock in connection with the Merger.

On March 7, 2019, Fifth Third and the Company jointly announced that Fifth Third has received all necessary regulatory approvals to complete the merger and that, subject to the completion of customary closing conditions, it is anticipated that the closing of the merger will take place on March 22, 2019. On March 7, 2019, the Company received a second notice, required by Section 101(i)(2)(e) of ERISA, from the Plan administrator regarding the blackout period in the MB Stock Fund in connection with the closing of the Merger, including the commencement date and duration of the blackout period. Participants in the Plan have been advised that at 3:00 p.m., Central Time, on March 18, 2019: (a) the MB Stock Fund will close to new investments in MB common stock prior to the closing of the Merger and Fifth Third common stock following the closing of the Merger; and (b) a limited blackout period will commence during which transactions in the MB Stock Fund will not be permitted. During the blackout period, participants in the Plan will be unable to: (a) borrow or take distributions from their MB Stock Fund under the Plan; or (b) direct or diversify any Plan investments in MB common stock prior to the closing of the Merger or Fifth Third common stock following the closing of the Merger. The participants in the Plan have been advised that the blackout period is expected to end during the week of March 25, 2019 (although it could be extended).

As a director or executive officer of MB, this blackout with respect to the MB Stock Fund directly impacts your ability to trade MB common stock (including any derivative securities such as stock options), regardless of whether you participate in the Plan or invest in MB common stock under the Plan.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Regulation BTR as promulgated by the Securities and Exchange Commission, you as a director or executive officer of MB are prohibited during the blackout period from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of MB (including any derivative security such as a stock option) acquired in connection with your service or employment as a director or executive officer. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you may have financial involvement).

Certain transactions are exempt from these trading prohibitions (such as bona fide gifts, transfers by will or laws of descent and distribution, and transactions involving equity securities of MB that you are able to demonstrate were not acquired in connection with your service or employment as a director or executive officer and transactions pursuant to a qualified plan that satisfies the affirmative defense conditions of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, provided that such Rule 10b5-1 plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction). However, those exemptions are limited. If you hold both covered and non-covered securities, any sale or other transfer of securities by you during the blackout period will be treated as a transaction involving covered securities, unless you can identify the source of the transferred securities and demonstrate that you use the same identification for any purpose related to the transaction (such as tax reporting and any applicable disclosure and reporting requirements). Proposed transactions should be discussed with MB’s General Counsel, Donald Gibson, before you or your family members take any action concerning equity securities of MB during the blackout period.

We are required to provide you with this notice in order to comply with federal securities laws. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Key Dates for Prohibition from Trading in MB Common Stock:

The blackout period will commence at 3:00 p.m., Central Time, on March 18, 2019 and is expected to end during the week of March 25, 2019 (although it could be extended if necessary). While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout period is needed.

Please contact Doria Koros, Corporate Secretary, by mail at 6111 N. River Road, Rosemont, IL 60018, or by telephone at (847) 653-1992 with any questions you may have regarding this notice.